Exhibit 99.1 April 30, 2019

Gardner Denver Reports Strong First Quarter 2019 Results

●	Revenues of $620 million, flat to prior year, and up 4% excluding the impact of foreign exchange (“FX”)

●	Reported net income of $47 million increased 11% over the prior year

●	Adjusted EBITDA of $140 million decreased 5% over the prior year, and down 2% excluding the impact of FX, with a margin of 22.6%

●	Free cash flow of $55 million increased 9% over the prior year

●	Completed debt repayment of $27 million from available cash on hand

●	Reaffirming full year 2019 Adjusted EBITDA guidance range of $680 million to $710 million

Milwaukee, WI (April 30, 2019) -- Gardner Denver Holdings, Inc. (NYSE: GDI) announced today first quarter 2019 results.

First quarter revenues of $620 million were flat compared to the prior year and up 4% excluding the impact of FX.  Net income in the quarter was $47 million, or $0.23 per share based on diluted share count of 208 million, compared to prior year net income of $42 million, or $0.20 per share based on diluted share count of 210 million.   Adjusted net income decreased 2% to $79 million, or $0.38 per share, compared to $81 million, or $0.38 per share, in the prior year.  Adjusted EBITDA was $140 million, down 5% compared to the prior year.  Adjusted EBITDA as a percentage of revenues decreased 130 basis points to 22.6% as compared to 23.9% in the prior year.

In the first quarter, Gardner Denver generated $69 million of cash flow from operating activities and invested $14 million in capital expenditures, resulting in free cash flow of $55 million, compared to $50 million in the prior year.  First quarter net debt to Adjusted EBITDA leverage improved to 2.0x from 2.1x in the fourth quarter of 2018.

Business Trends

“The first quarter was a solid quarter of balanced commercial and operational execution as the teams continued to utilize the principles of the Gardner Denver Execution Excellence process (“GDX”) to drive strong results,” said Vicente Reynal, Chief Executive Officer.  “We continue to build a more resilient portfolio and delivered solid performance in spite of the known headwinds of FX, tariffs, European market concerns and expected declines in the upstream Energy business.  In addition, Innovate–to-Value (“i2V”) and other operational efficiency efforts helped drive strong triple digit basis point margin expansion in our Industrials and Medical segments and offset some of the expected margin declines in the Energy segment.”

“Our Industrials segment continues to see resilient performance across all major geographies and delivered positive FX-adjusted orders and revenue growth.  In particular, many of our niche products we have previously highlighted saw strong end market growth in food and beverage, pharmaceuticals and marine applications,” continued Reynal.  “Within our Energy segment, the upstream business was consistent with expectations with the first quarter being the low point for the year.   As expected, original equipment revenues were down due to minimal new build pump demand, but partially offset by double digit growth in consumables.  I am particularly pleased with upstream margin performance as Adjusted EBITDA margins remained well above total Energy segment average.  The mid and downstream businesses saw strong double digit revenue growth due in large part to solid execution on project backlog and stable end market order activity.  Our Medical segment continued to execute on innovation and prior design wins driving double digit revenue growth and 260 basis points of Adjusted EBITDA margin expansion.”

“From a balance sheet perspective, I continue to be pleased with our working capital management and overall cash generation progress,” added Reynal.  “Working capital improved over 400 basis points from prior year levels and our solid cash generation in the quarter allowed us to pay down another $27 million of debt.”
1

First quarter 2019 performance:

Industrials

–	Orders of $335 million, down 1% compared to the prior year, and up 4% excluding the impact of FX

–	Revenues of $318 million, flat compared to the prior year, and up 6% excluding the impact of FX

–	Segment Adjusted EBITDA of $71 million, up 6% from $67 million in the prior year

–	Segment Adjusted EBITDA margin of 22.3%, up 120 basis points from 21.1% in the prior year, driven by the impacts of growth, targeted cost actions and operational excellence initiatives

Energy

–	Orders of $208 million, down 28% compared to the prior year, and down 26% excluding the impact of FX

–	Upstream Energy orders of $113 million, down 41% compared to the prior year

–	Revenues of $233 million, down 4% compared to the prior year, and down 1% excluding the impact of FX

–	Upstream Energy revenues of $136 million, down 17% compared to the prior year

–	Segment Adjusted EBITDA of $60 million, down 12% from $68 million in the prior year

–
Segment Adjusted EBITDA margin of 25.7%, down 240 basis points from 28.1% in the prior year, driven largely by the expected decrease in original equipment pumps in the upstream business and mix due to an increase in project shipments from the lower margin midstream business partially offset by volume growth in the downstream business and targeted cost actions

Medical

–	Orders of $71 million, down 5% compared to the prior year, and down 1% excluding the impact of FX

–	Revenues of $69 million, up 14% compared to the prior year, and up 19% excluding the impact of FX

–	Segment Adjusted EBITDA of $20 million, up 26% from $16 million in the prior year

–	Segment Adjusted EBITDA margin of 28.9%, up 260 basis points from the prior year, driven primarily by strong organic volume growth and operational efficiencies

2019 Guidance and Outlook

“Given the solid first quarter performance and the expectation of continued commercial and operational execution, we are reaffirming our full year 2019 Adjusted EBITDA guidance range of $680 million to $710 million,” stated Reynal.  “In addition, due to our prudent capital allocation process and continued, disciplined working capital management, we expect free cash flow to Adjusted Net Income conversion to be approximately 100%.”
2

Conference Call

Gardner Denver will broadcast a conference call to discuss results for the first quarter of 2019 on Tuesday, April 30, 2019 at 9:00 a.m. Eastern time (8:00 a.m. Central time) through a live webcast.  This webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investors section on the Gardner Denver website at http://investors.gardnerdenver.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934.  These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Business Trends” and “2019 Guidance and Outlook” sections of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.  Such forward-looking statements are subject to various risks and uncertainties, including macroeconomic factors beyond the Company’s control, risks of doing business outside the United States, the Company’s dependence on the level of activity in the energy industry, potential governmental regulations restricting the use of hydraulic fracturing, raw material costs and availability, the risk of a loss or reduction of business with key customers or consolidation or the vertical integration of the Company’s customer base, loss of or disruption in the Company’s distribution network, the risk that ongoing and expected restructuring plans may not be as effective as the Company anticipates, and the Company’s substantial indebtedness.  Additional factors that could cause Gardner Denver’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” in our most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Gardner Denver

Gardner Denver (NYSE: GDI) is a leading global provider of mission-critical flow control and compression equipment and associated aftermarket parts, consumables and services, which it sells across multiple attractive end-markets within the industrial, energy and medical industries.  Its broad and complete range of compressor, pump, vacuum and blower products and services, along with its application expertise and over 155 years of engineering heritage, allows Gardner Denver to provide differentiated product and service offerings for its customers’ specific uses.  Gardner Denver supports its customers through its global geographic footprint of 41 key manufacturing facilities, more than 30 complementary service and repair centers across six continents, and approximately 6,700 employees world-wide.

Gardner Denver uses its website www.gardnerdenver.com as a channel of distribution of Company information. Financial and other important information regarding the Company is routinely accessible through and posted on its website.  Accordingly, investors should monitor Gardner Denver’s website, in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts.  In addition, you may automatically receive e-mail alerts and other information about Gardner Denver when you enroll your e-mail address by visiting the “Email Alerts” section of Gardner Denver’s website at http://investors.gardnerdenver.com.

Contact

Gardner Denver Holdings, Inc.
Investor Relations Contact
Vikram Kini
(414) 212-4753
vikram.kini@gardnerdenver.com
3

Non-U.S. GAAP Measures of Financial Performance

In addition to consolidated GAAP financial measures, Gardner Denver reviews various non-GAAP financial measures, including “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Diluted EPS” and “Free Cash Flow.”

Gardner Denver believes Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS are helpful supplemental measures to assist management and investors in evaluating the Company’s operating results as they exclude certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of Gardner Denver’s business.  Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items.  Adjusted Net Income is defined as net income including interest, depreciation and amortization of non-acquisition related intangible assets and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions.  Gardner Denver believes that the adjustments applied in presenting Adjusted EBITDA and Adjusted Net Income are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that the Company does not expect to continue at the same level in the future. Adjusted Diluted EPS is defined as Adjusted Net Income divided by Adjusted Diluted Average Shares Outstanding.

Gardner Denver uses Free Cash Flow to review the liquidity of its operations.  Gardner Denver measures Free Cash Flow as cash flows from operating activities less capital expenditures.  Gardner Denver believes Free Cash Flow is a useful supplemental financial measure for management and investors in assessing the Company’s ability to pursue business opportunities and investments and to service its debt.  Free Cash Flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to cash flows from operating activities.

Management and Gardner Denver’s board of directors regularly use these measures as tools in evaluating the Company’s operating and financial performance and in establishing discretionary annual compensation.  Such measures are provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measures under GAAP.  In addition, Gardner Denver believes that Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity.

Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow should not be considered as alternatives to net income, diluted earnings per share or any other performance measure derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing Gardner Denver’s results as reported under GAAP.

Reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow to their most comparable U.S. GAAP financial metrics for historical periods are presented in the tables below.

Reconciliations of non-GAAP measures related to full year 2019 guidance have not been provided due to the unreasonable efforts it would take to provide such reconciliations.
4

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	For the Three Month Period Ended March 31,
	2019	2018

Revenues	$620.3	$619.6
Cost of sales	389.8	387.7
Gross profit	230.5	231.9
Selling and administrative expenses	107.7	106.9
Amortization of intangible assets	31.4	30.9
Other operating expense, net	11.2	4.3
Operating income	80.2	89.8
Interest expense	22.4	26.0
Other income, net	(1.3)	(2.0)
Income before income taxes	59.1	65.8
Provision for income taxes	12.0	23.4
Net income	$47.1	$42.4
Basic earnings per share	$0.23	$0.21
Diluted earnings per share	$0.23	$0.20

5

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share amounts)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$263.7	$221.2
Accounts receivable, net of allowance for doubtful accounts of $17.9 and $17.4, respectively	509.9	525.4
Inventories	555.1	523.9
Other current assets	69.6	60.7
Total current assets	1,398.3	1,331.2
Property, plant and equipment, net of accumulated depreciation of $256.4 and $250.0, respectively	349.5	356.6
Goodwill	1,283.3	1,289.5
Other intangible assets, net	1,335.3	1,368.4
Deferred tax assets	1.2	1.3
Other assets	199.2	140.1
Total assets	$4,566.8	$4,487.1
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$7.9	$7.9
Accounts payable	342.4	340.0
Accrued liabilities	265.9	248.5
Total current liabilities	616.2	596.4
Long-term debt, less current maturities	1,622.3	1,664.2
Pensions and other postretirement benefits	91.9	94.8
Deferred income taxes	263.8	265.5
Other liabilities	234.9	190.2
Total liabilities	2,829.1	2,811.1
Stockholders’ equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 203,299,647 and 201,051,291 shares issued at March 31, 2019 and December 31, 2018, respectively	2.0	2.0
Capital in excess of par value	2,289.3	2,282.7
Accumulated deficit	(253.4)	(308.7)
Accumulated other comprehensive loss	(253.2)	(247.0)
Treasury stock at cost; 2,435,272 and 2,881,436 shares at March 31, 2019 and December 31, 2018, respectively	(47.0)	(53.0)
Total stockholders’ equity	1,737.7	1,676.0
Total liabilities and stockholders’ equity	$4,566.8	$4,487.1

6

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Dollars in millions)
(Unaudited)

	For the Three Month Period Ended March 31,
	2019	2018
Cash Flows From Operating Activities:
Net income	$47.1	$42.4
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	31.4	30.9
Depreciation in cost of sales	11.8	11.4
Depreciation in selling and administrative expenses	2.3	2.7
Stock-based compensation expense	7.5	3.4
Foreign currency transaction losses, net	3.1	2.6
Net loss (gain) on asset dispositions	0.1	(1.2)
Deferred income taxes	(5.1)	2.8
Changes in assets and liabilities:
Receivables	5.4	10.0
Inventories	(33.5)	(42.9)
Accounts payable	8.8	8.4
Accrued liabilities	15.5	2.0
Other assets and liabilities, net	(25.6)	(12.3)
Net cash provided by operating activities	68.8	60.2
Cash Flows From Investing Activities:
Capital expenditures	(14.1)	(10.1)
Net cash paid in business combinations	(0.5)	(94.9)
Disposals of property, plant and equipment	(0.1)	3.0
Net cash used in investing activities	(14.7)	(102.0)
Cash Flows From Financing Activities:
Principal payments on long-term debt	(26.9)	(5.3)
Purchases of treasury stock	(8.5)	(6.2)
Proceeds from stock option exercises	18.1	3.3
Net cash used in financing activities	(17.3)	(8.2)
Effect of exchange rate changes on cash and cash equivalents	5.7	10.5
Net increase (decrease) in cash and cash equivalents	42.5	(39.5)
Cash and cash equivalents, beginning of year	221.2	393.3
Cash and cash equivalents, end of year	$263.7	$353.8

7

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND EARNINGS PER SHARE TO
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(Dollars in millions, except per share amounts)
(Unaudited)

	For the Three Month Period Ended March 31,
	2019	2018

Net income	$47.1	$42.4
Basic Earnings Per Share (As Reported)	$0.23	$0.21
Diluted Earnings Per Share (As Reported)	$0.23	$0.20
Plus:
Provision for income taxes	12.0	23.4
Amortization of acquisition related intangible assets	28.4	28.0
Restructuring and related business transformation costs	4.1	4.5
Acquisition related expenses and non-cash charges	1.6	4.6
Expenses related to public stock offerings	–	1.4
Establish public company financial reporting compliance	0.6	0.8
Stock-based compensation	9.3	2.7
Foreign currency transaction losses, net	3.1	2.6
Shareholder litigation settlement recoveries	(6.0)	(4.5)
Other adjustments	0.4	(0.7)
Minus:
Income tax provision, as adjusted	21.3	24.5
Adjusted Net Income	$79.3	$80.7
Adjusted Basic Earnings Per Share	$0.39	$0.40
Adjusted Diluted Earnings Per Share[1]	$0.38	$0.38

Average shares outstanding:
Basic, as reported	201.6	201.6
Diluted, as reported	207.7	209.9
Adjusted diluted[1]	207.7	209.9

1 Adjusted diluted share count and adjusted diluted earnings per share include incremental dilutive shares, using the treasury stock method, which are added to average shares

8

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET
INCOME AND CASH FLOWS - OPERATING ACTIVITIES TO FREE CASH FLOW
 (Dollars in millions)
(Unaudited)

	For the Three Month Period Ended March 31,
	2019	2018
Net Income	$47.1	$42.4
Plus:
Interest expense	22.4	26.0
Provision for income taxes	12.0	23.4
Depreciation expense	14.1	14.1
Amortization expense	31.4	30.9
Restructuring and related business transformation costs	4.1	4.5
Acquisition related expenses and non-cash charges	1.6	4.6
Expenses related to public stock offerings	-	1.4
Establish public company financial reporting compliance	0.6	0.8
Stock-based compensation	9.3	2.7
Foreign currency transaction losses, net	3.1	2.6
Shareholder litigation settlement recoveries	(6.0)	(4.5)
Other adjustments	0.4	(0.7)
Adjusted EBITDA	$140.1	$148.2
Minus:
Interest expense	22.4	26.0
Income tax provision, as adjusted	21.3	24.5
Depreciation expense	14.1	14.1
Amortization of non-acquisition related intangible assets	3.0	2.9
Adjusted Net Income	$79.3	$80.7
Free Cash Flow
Cash flows - operating activities	$68.8	$60.2
Minus:
Capital expenditures	14.1	10.1
Free Cash Flow	$54.7	$50.1

9

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO INCOME BEFORE INCOME TAXES
 (Dollars in millions)
(Unaudited)

	For the Three Month Period Ended March 31,
	2019	2018
Revenue
Industrials	$318.1	$316.9
Energy	233.1	242.2
Medical	69.1	60.5
Total Revenue	$620.3	$619.6
Segment Adjusted EBITDA
Industrials	$71.0	$66.8
Energy	60.0	68.0
Medical	20.0	15.9
Total Segment Adjusted EBITDA	$151.0	$150.7
Less items to reconcile Segment Adjusted EBITDA to Income Before Income Taxes:
Corporate expenses not allocated to segments	$10.9	$2.5
Interest expense	22.4	26.0
Depreciation and amortization expense	45.5	45.0
Restructuring and related business transformation costs	4.1	4.5
Acquisition related expenses and non-cash charges	1.6	4.6
Expenses related to public stock offerings	–	1.4
Establish public company financial reporting compliance	0.6	0.8
Stock-based compensation	9.3	2.7
Foreign currency transaction losses, net	3.1	2.6
Shareholder litigation settlement recoveries	(6.0)	(4.5)
Other adjustments	0.4	(0.7)
Income Before Income Taxes	$59.1	$65.8

10

Transcript of
Gardner Denver’s
First Quarter 2019 Results Conference Call
April 30, 2019

OPERATOR:

Good day and welcome to the Gardner Denver first quarter 2019 earnings conference call. All participants will be in listen only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

After today's presentation, there will be an opportunity to ask questions. To as know a question, you may press star, then one on your telephone keypad. To withdraw your question, please press star, then two. Please note, this event is being recorded. I would now like to turn the conference over to Vik Kini, investor relations leader. Please go ahead.

VIK KINI:

Thank you. And welcome to the Gardner Denver 2019 first quarter earnings call. I am Vik Kini, Gardner Denver's investor relations leader. And with me today are Vicente Reynal, chief executive officer, and Neil Snyder, chief financial officer. Our earnings release, which was issued this morning, and a supplemental presentation, which will be referenced during the call, are both available on the investor relations section of our website, GardnerDenver.com.

In addition, a replay of this morning's conference call will be available today. The replay number, as well as access code can be found on slide two of the presentation. Before we get started, I would like to remind everyone that certain of the statements on this call are forward looking in nature and are subject to the risks and uncertainties discussed in our previous SEC filings, which you should read in conjunction with the information provided on this call.

Our full disclosure regarding forward looking statements is included on slide three of the presentation. Turning to slide four, on today's call we will review our first quarter highlights as well as our segment results and 2019 guidance. We will conclude today's call with a Q&A session. As a reminder, we would ask that each caller keep to one question and one follow up to allow for enough time for other participants. At this time, I will now turn it over to Vicente Reynal, chief executive officer.

VICENTE REYNAL:

Thank you, Vik, and good morning to everyone. Starting with slide five, I would like to start with a brief overview of the first quarter. Overall, first quarter was a balanced quarter with strong execution across our commercial and operational initiatives with delivered revenue and adjusted EBITDA that were in line with our expectations and continue to show solid momentum on cash generation.

Due to our performance in the first quarter, we are reaffirming guidance for the total year. Let me provide a little bit more color on the financial highlights in the first quarter, starting first with orders. We saw an order decline of 9% excluding FX, which was heavily impacted by the known dynamics in upstream energy of minimal new pump orders for new frac fleets.

This drove nearly $60 million of expected order declines, and when excluding upstream energy, the rest of the portfolio grew 3%, excluding FX as the broader markets continue to remain quite resilient. Revenue grew 4% excluding FX with solid mid-single digit growth in the industrial segment and double digit growth in our midstream, downstream and medical businesses.

This comes on top of very strong growth of 22% in the prior year as the teams continue to deliver above market growth through the utilization and execution of our Gardner Denver execution excellence tool, or GDX. While we did see the expected pressure on upstream energy revenues that we indicated during our last call, I am particularly pleased with the resilient performance across the balance of the portfolio.

As our GDP-exposed businesses of industrials, medical and mid and downstream grew 12%, excluding FX. Adjusted EBITDA declined 5% to $140 million, or down 2% excluding FX. Our margin declined 130 basis points to 22.6%. The results were in line with our expectations. And the declines in both adjusted EBITDA and margin were largely attributable to the decrease in upstream energy revenues, as well as higher corporate cost due to prior year legal expense recoveries that did not repeat in the current year.

Despite these factors and other known headwinds, like FX and tariffs, the team executed extremely well, including triple digit basis point margin expansion in the industrials and medical segment as targeted cost initiatives like Innovate To Value, or i2v, are showing positive impacts.

I am very pleased with the continued momentum we see on cash generation, which speaks to our disciplined cash and working capital management. Free cash flow in the quarter was $55 million, up 9% over prior year. In addition, net operating working capital as a percentage of sales, continued the positive trend we have seen over the past few quarters at 24.9%, which is a 430 basis points improvement versus last year.

The solid cash and adjusted EBITDA performance led to net leverage of 2.0 times. In addition, we made a $27 million debt repayment within the quarter as we continue to focus on prudent debt reduction and managing our growth leverage levels. As we have stated previously, we will continue to remain disciplined on capital allocation and balanced debt pay down, as well as opportunistic share repurchases within M&A opportunities.

Turning to slide six, our commitment to our four pillars of strategy remains unchanged. And driven by the tools and processes of GDX. I hope everyone had a chance to attend or watch our recent Investor Day that we hosted in mid-March as it really speaks to the passion that the entire team has around deploying our strategy across every aspect of the business and driving ongoing profitable growth.

Moving to slide seven, I will provide more color on the operating performance of our segments. I will start with the industrial segment, where we continue to see good momentum on both commercial and operational initiatives. The industrial segment's first quarter order intake was up 4%, excluding FX, at $335 million. Revenues in the quarter were $318 million, up 6% excluding FX. This resulted in a book-to-bill of 1.05, which is a good sign as we enter the year that core markets remain relatively healthy.

In terms of the product lines, we continue to see relatively stable performance in core oil lubricated compressors, which were up low single digits. And we highlighted in the past the unique composition of our portfolio around a well balanced portfolio with niche applications. And this allows to show continued resiliency, even in more difficult market conditions. One such product is highlighted on the bottom of the slide, which is our LeROI compressor. The LeROI business was purchased into the portfolio in mid-2017 and introduced a line of gas compressors to complement our portfolio of air compression technology.

When coupled with our existing Gardner Denver distribution channel in the Americas, we're now seeing strong growth in niche industry of bio gas, where we have seen solid double digit growth. In addition, we continue to see solid demand for our niche products in Europe and Asia in end markets like food, pharma, transportation and marine.

From a regional perspective, the Americas continue to be the strongest region with high single digit growth on both revenue and orders in the quarter. Europe continues to be relatively stable with low single digit revenue and orders growth excluding FX. Despite some of the macro concerns surrounding Europe that have persisted through the quarter, we saw a good balance of high single digit to double digit growth in many niche products, with generally flat-ish growth in oil lubricated compressors.

A solid demand in Germany offset some of the slowdown from areas like Italy and France. In Asia-Pacific, we saw slight growth in China, largely driven by niche products like blowers, vacuums and high pressure compressors. The growth is very encouraging and we continue to monitor the market closely, given ongoing noise around trade tensions and tariffs.

Moving to adjusted EBITDA, industrial delivers $71 million in the quarter, up 12% excluding FX. First quarter adjusted EBITDA margin was 22.3%, up 120 basis points versus prior year. The year over year margin increase was achieved despite ongoing headwinds from FX and tariffs. And this speaks to the benefits we're seeing from initiatives like pricing, after market growth and i2v.

Moving now next to the energy segments on slide eight. Overall, the energy segments perform in line with expectations, given the known decline in upstream revenues partially offset by solid execution in the mid and downstream businesses. The energy segment first quarter order intake was $208 million, down 26% excluding FX, driven largely by the previously mentioned $60 million in pumps from the upstream business that did not repeat again this year.

Orders in the mid and downstream business were much more stable and up low single digits, excluding FX, which is in line with our expectations. Revenues in the quarter were $233 million, down 1% excluding FX with upstream revenues down 16% excluding FX, offset by growth in both the mid and downstream businesses, which both showed strong double digit increases.

So driving now into the components of energy, let me start first with the upstream. Orders were down 41% and revenue was down 16%, both excluding FX with expected original equipment decline as the primary driver. As you recall from our last earnings call and our recent investor day, we indicated that Q1 was going to be a low point in the year with sequential increases progressing through the year. We still see that as the progression for the year with an air pocket in the first half of the year.

As many of you know, over the past few years, we have built a resilient business where more than 75% of our revenue is reoccurring after market. And specifically, consumables continue to trend very well.

Consumables are the closest point to activity, and were up 17% in terms of revenue in the quarter. In particular, our two new consumable offerings of packing and plungers continue to see solid market penetration with strong double digit growth.

In terms of the market in general, we continue to believe that 2019 will be a transitional year as the market weights for the commissioning on new pipelines and gradual sequential improvement, particularly in the second half of the year. The docks, drills, completed well count continue to remain healthy at approximately 8,500 wells as of the end of March, which bodes well for future activity levels.

And when the market is in a bit of a transitional period, I am very encouraged by the steps in innovation and partnering with our customer base that our team continues to make. The picture at the bottom of the page shows an electric power frac truck with two Gardner Denver thunder pumps packaged together. Electric frac is a concept that has gotten a lot of attention and discussion as of late as an alternative to conventional Diesel power frac fleets.

And I am very pleased that Gardner Denver has been on the forefront here, partner with several leading pressure pumpers and equipment providers who are utilizing electric power frac fleets. This truck packages two of our leading thunder pumps, which allows for up to 6,000 of hydraulic horsepower with increased levels of efficiency. Innovations like this and strong partnership with leading providers of frac services will continue to drive profitable growth as we look ahead.

On the mid and downstream side, revenue was collectively up 31%. And orders were up low single digits, both excluding FX. We did have two larger project shipments in the midstream business, with collective revenue up approximately $10 million, which drove book-to-bill for the combined mid and downstream businesses to approximately one.

However, the downstream business on its own had a book-to-bill of 1.16, as it is typical for the beginning of the year as we build backlog for the second half of the year. Overall, the market continues to trend well as the project funnel remains quite healthy. And we continue to see increasing demand for both industrial-like process equipment, as well as projects tailored towards environmental applications and regulatory emissions.

The energy segment delivered adjusted EBITDA of $60 million in the first quarter, which was down 10% to prior year, excluding FX. As a percentage of revenue, first quarter adjusted EBITDA was 25.7%, down 240 basis points from prior year due to the previously mentioned decline in upstream revenue, as well as revenue mix due to lower margins on the two large midstream projects.

These declines were partially offset by volume growth from the downstream business, as well as targeted cost actions and operational efficiency initiatives. While energy margins were down overall, I continue to be pleased with the measures the upstream energy team is taking as adjusted EBITDA margins remain well above total energy margin profile, and in excess of 30%.

Moving next to the medical segment on slide nine. Order intake was solid at $71 million, which was down 1%, excluding FX.  And it is worth noting that this is on top of 11% growth that we saw in the prior year. As we have mentioned previously, many quarters throughout 2018 benefited from the large design win which we do not expect to repeat to the same degree each and every quarter.

However, first quarter orders did remain very healthy and in excess of $70 million, which was up 8% from the fourth quarter of 2018. Revenues in the quarter were $69 million, up 19%, excluding FX. This marks the fourth consecutive quarter of double digit organic growth as the business continues to execute well on innovation and prior design wins.

In addition, this put book-to-bill at 1.03 with Q1 ending backlog nearly 9% higher than prior year. One such win on the gas pump side of the business, it's a high pressure gas pump that was recently specified on a leading clinical molecular diagnostic solution. The Gardner Denver solution provided more efficient flow rates in different altitude environments which was a critical differentiator for the end customer.

Wins like this in high growth end markets like lab and life sciences continue to show the growth opportunity across our gas, liquid and liquid handling product lines. Medical adjusted EBITDA performance for the quarter was $20 million, up 32% excluding FX. Margins were 28.9%, up 260 basis points, versus prior year, and can be attributed to strong flow through from the volume increases, continued operation efficiencies in the plan, and prudent cost control across the business.

Moving to slide ten now, as I indicated earlier in the call, due to the strong and inline performance in the first quarter, we are reaffirming guidance for the year. As a reminder, this implies mid-single digit revenue growth before the impact of FX in our industrials, mid and downstream energy, and medical businesses, as well as high single digit to low double digit decline in our upstream business with more pronounced softness in the first half of the year. For total company and inclusive of FX impact, we're expecting low single digit growth on a total year basis and an adjusted EBITDA range of $680 million to $710 million.

Now turning to slide 11, the rest of the key metrics for guidance remain unchanged, including CAPEX, tax rate and year end debt leverage. In addition, we continue to expect to generate in excess of $400 million of free cash flow for the year and approximately 100% free cash flow to adjusted net income conversion.

Overall, we're pleased with the start of the year. And despite many of the macro headwinds that persist, we continue to execute well both commercially and operationally. We remain confident in our ability to execute on our strategic initiatives and deliver our financial commitments across each of our segments. With that, we'll turn the call back over to the operator and open it for Q&A.

OPERATOR:

Thank you. We will now begin the question and answer session. To ask a question, you may press star, then one on your touchtone phone. If you're using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. And we do ask that you please try to limit your questions to one question and one follow-up. Our first question comes from Mike Halloran of Baird. Please go ahead.

MIKE HALLORAN:

Good morning, again, everyone. And-- busy times for you. Congrats on the transaction again.

VICENTE REYNAL:

Thank you. Thank you, Mike.

VIK KINI:

Thanks, Mike.

VICENTE REYNAL:

Good morning.

MIKE HALLORAN:

So first just on the trends through the quarter and the thought process from here from two perspectives. First, on the upstream side, maybe you could s-- give some thoughts on the cadences you saw demand m-- materialize through the quarter. Obviously, orders were soft against a really tough comp that was highlighted coming in. Do you see any different trajectory than you articulated a couple months back as you look to 2Q, 3Q based on the order book today, the demand outlook, what clients are saying, customers are saying, anything like that?

VICENTE REYNAL:

Hey Mike. No, I think we'll still see consistency through what we said at Investor Day that the second half will be up sequentially to the first half. That we will see that as kind of that-- at least at this point in time, we still want to be more prudent and call it out as low to mid-single digits. Sequential improvement second half versus the first half.

MIKE HALLORAN:

And no real change on the cadence to the first half of the year either, Vicente?

VICENTE REYNAL:

No. No real cadence to the first-- no, that's right. Yeah. So we still believe that as we said also before, Q1 will be the most pronounced bottom and then slight improvement. And then as we go into the second half-- better than the first half.

MIKE HALLORAN:

And-- can you give that same sort of thought process -- and commentary on the industrial side of the business-- particularly with a focus on what you're seeing in your European businesses and in China?

VICENTE REYNAL:

Yeah, the second quarter should be comparable to the first quarter, Mike. And I think it's just going to follow the same trends that we typically in terms of seasonality within industrials. I mean, I think maybe the only one point to call out is that, within Q1 in the quarter China we saw really strong exit of the quarter in terms of orders. So maybe kind of things are getting unlocked in China. So we're watching that carefully to make sure that that level of consistency continues to happen in the second quarter.

MIKE HALLORAN:

And-- when you say "stable 1Q to 2Q," were you talking dollar numbers? Or were you talking percentage change?

VICENTE REYNAL:

Dollar numbers. No, sorry. Percentage change.

MIKE HALLORAN:

Great. Great. Thank you, everyone. Appreciate it.

VICENTE REYNAL:

Thank you, Mike.

OPERATOR:

Our next question comes from Joe Ritchie of Goldman Sachs. Please go ahead.

JOE RITCHIE:

Hey. Good morning again, guys. And-- congrats again as well.

VICENTE REYNAL:

Thank you, Joe.

JOE RITCHIE:

Vicente, can we just-- maybe just elaborate a little bit more on just the upstream business for a second? So, you know, clearly you had a really tough order comp in 1Q. Just what are you hearing from customers right now in terms of, you know, frac fleet stacking and- the demand for OE versus after market?

VICENTE REYNAL:

Yeah, Joe, so overall what we're hearing in the market continues to be similar to what we said a few months ago at investors' day -- which is that everyone expects a much stronger second half and particularly fourth quarter as the constraints on the pipeline capacity seem to be freeing up in the second half with more pronounced and the fourth quarter.

So that's kind of from a customer perspective what we're seeing and what we're hearing. And it seems to be more consistent as we move every day and every week through the quarter. Obviously, we're going to be at the OTC in a week or so. So we'll hear more commentary from others there as well. But at least it's been consistent so far.

In terms of OE and after market, OE is still muted from a new fleet expansion. So we still don't see that there's going to be any OE pumps that will come for new fleet expansions. We're definitely seeing momentum on the OE replacement pumps. And there's been a couple articles talking about that due to the level of intensity and the hours that the pumps are working, that there should be a good cycle coming through on the OE replacement pump.

JOE RITCHIE:

Okay, it's helpful. And then maybe just talking about industrial margins. Another, really solid expansion quarter on a year-over-year basis. Maybe just talk a little bit about your key drivers. What did pricing look like? You know, how much of this was i2v? Just trying to understand what really drove the strength just given we've seen more mixed performance from some of the other industrial peers out there.

VICENTE REYNAL:

Yeah. So we saw good momentum on pricing. I would say pricing anywhere between one to two points. You know, the blend of aftermarket-- continues to improve. So —our aftermarket delivered even better growth than the overall total number. So that obviously creates- a better mix- change. i2v continues to be a good start.

But keep in mind that that this is really more offsetting some of the tariffs, if you want to put it from that perspective, that we get about 1-2 million in the quarter. So, again, I think the work of i2v and sourcing activities offsets the tariffs while price and after-market mix helps the margin profile.

JOE RITCHIE:

Okay. Great, guys. I'll get back in queue.

VICENTE REYNAL:

Thank you, Joe.

OPERATOR:

Our next question comes from Julian Mitchell of Barclays. Please go ahead.

JULIAN MITCHELL:

Hi. Good morning. And congratulations again.

VICENTE REYNAL:

Thank you. Thank you, Julian.

JULIAN MITCHELL:

No need I guess for a capital deployment question. So maybe just on the energy segment, the decremental margin's I guess pretty severe in Q1. You call out a couple of factors around project shipments in midstream and so forth. But just wondered when you're looking at that decremental drop-through in Q1 -- do we see a much better performance into Q2? Or do you think Q2's down heavily again and then we get the big incrementals on the way back up-- in the second half?

VICENTE REYNAL:

Yeah, Julian we see the decremental in the energy, again, driven because of upstream revenues coming down while we saw the large couple projects on the midstream side of the business that typically come in well below the margin profile of the energy segment.

I think the good point to note here, Julian, as well is that upstream -- even though we saw this decrease in revenue as expected our margin profile for upstream still it was above 30% EBITDA margin. So pretty strong ability to -- even in a decline quarter -- still deliver above 30% EBITDA margin, which I think is fantastic for what the team has been able to- achieve there. I think for moving forward, you know, obviously we don't expect these two large midstream orders to- come through in the first quarter. So that- that should help- as we move forward.

JULIAN MITCHELL:

Thanks. And then my second question. Really I guess across the business, some shorter-cycle companies have complained about destocking in recent months in various regions and vertical markets. Just wondered if you had seen any of that take place across any of your OEM or channel partners in different segments and how satisfied or relaxed you are today about the status of inventories when you look out across different markets?

VICENTE REYNAL:

Yeah, Julian. We didn't see that as being a concern to us. At least we didn't see that going in the quarter. I can tell you that-- from an industrial perspective most of the dealer channel is in the U.S. And we have actually access to see inventory levels-- and we always maintain and ensure that it doesn't spike up or become unhealthy.

So we saw no destocking, because it's one of our rules. We just don't want dealers to stock. And then in the other regions, whether, Asia-Pacific and Europe -- from an industrial perspective, the amount of dealers' percentage of revenue is much smaller. And I don't think that any of this destocking was definitely an issue for us.

JULIAN MITCHELL:

Great. Thank you very much.

VICENTE REYNAL:

Thank you, Julian.

OPERATOR:

Our next question comes from Nathan Jones of Stifel. Please go ahead.

NATHAN JONES:

Good morning, everyone.

VICENTE REYNAL:

Morning, Nathan--

NATHAN JONES:

Just- a follow-up question on industrial Europe. One of the comments you made, Vicente, was that you saw a very strong environment in Germany, which I thought was a little surprising given some of the macro data that the industrial data that's coming out of Germany. Maybe you can put a finer point on that. Is it Germany's good for you because you're getting market share or you're actually seeing underlying market strength and how you see that particular market progressing for the rest of the year?

VICENTE REYNAL:

Yeah, Nathan, if you remember our kind of niche products momentum or the blowers, vacuums for specific end markets-- could be transportation, wastewater, food, pharma-- where we are seeing some good momentum with the solutions that we're driving.

And I'll say that that is the main driver of the growth that we're seeing in Europe as well as the growth that that we saw in Germany. When we look at the general industrial applications, maybe the core compressor, that we saw maybe kind of flattish or maybe some more softness on that offset by the more niche products.

NATHAN JONES:

Okay, that helps. And then one on upstream energy that's not frac pumps. For the last, I don't know, 6-12 months maybe we've been talking about the potential for a drill pump cycle here at some point. Any update you could give us on the conversations you're having with customers on that front?

VICENTE REYNAL:

Yeah. Conversations continue.  We're not seeing the purchase orders yet obviously but conversations continue. And the other good data point that we look is that super-spec rigs continue to be at very high utilization.

So one of our customers is seeing 95% -- kind of close to 97% utilization of super-spec. So the trend that we see is that more super-spec rigs are needed. And as you know, that requires three or four pumps. And there's just not many more pumps to get cannibalized from older generation rigs to the super-spec rigs.

So the trend and kind of the secular trend that we see, we still see it. And we still have kind of high hopes that it will continue and then at some point in time unlock this request for drill pumps. But, having said that, it is not in our guidance. So just to just to emphasize, we never guided that we will see this drill pump cycle. And obviously if it comes, we're going to be ready. And-- it should be upside for us.

NATHAN JONES:

Great. Thanks very much.

VICENTE REYNAL:

Thank you, Nathan.

OPERATOR:

Once again, if you have a question, please press star, then one. Again, that is star, then one. Our next question comes from Josh Pokrzywinski of Morgan Stanley. Please go ahead.

JOSH POKRZYWINSKI:

Hi. Good morning again, guys.

VICENTE REYNAL:

Hey. Good morning, Josh.

VIK KINI:

Good morning.

JOSH POKRZYWINSKI:

So I guess, given there's some macro volatility out there that in the industrial segment you didn't see too, too much of -- can you just give us a sense for, entry rates for the business as you got into the quarter versus exit rates? Did things get better or worse? Just some kind of indication on where the trend line should be drawn from here.

VICENTE REYNAL:

Yeah, Josh, maybe I'll start with the smaller of-- all of our regions. But, you know, the Asia-Pacific – China in particular —, we saw good momentum as we exited the quarter. And at least after obviously quite a few quarters of pretty constrained demand in China, we think that things are kind of unlocking there.

And it is not just compressors. I mean, it's basically blowers for wastewater treatment applications and other kind of large-scale projects. So hopefully that that continues and that balancing just kind of one data point in the month of March.

I would say respectively to the other businesses –consistent to what maybe others saw – things were very slow in January mainly due to seasonality. I don't think I will call it for anything negatively general in the market conditions.

And then obviously you could argue that because of a slow start in January we saw progression. But I would call that more seasonality. That will be for America and Europe. And I think the good thing is that Europe continues to be fairly stable for us. I mean, the team in Europe is doing a fantastic job over countering the effect of the entire macro slowdown.

JOSH POKRZYWINSKI:

Got it. That's helpful. And then just one requisite question on upstream energy. Just thinking about the absolute dollar number of orders, I think in the low 200s here-- how should we think about, that absolute number trending through the year? Do we start to grow here sequentially? And how do you think about, the cadence on price as we move through the year? I know there's a lot of sensitivity in you guys maybe versus some others out there. But anything you're seeing or any kind of directional moves you expect?

VICENTE REYNAL:

And, Josh you're referring particularly to the upstream side of the business, right?

JOSH POKRZYWINSKI:

Yeah, I guess the 200 comment, it would be orders entirely in energy because it's, upstream orders. I don't know specifically. But--

VICENTE REYNAL:

Exactly, yeah.

JOSH POKRZYWINSKI:

Whatever way you want to put it, that would be, you know, helpful context for us.

VICENTE REYNAL:

I can kind of break it down into the pieces. I think what we see in the energy side is that the second half we'll see much better momentum sequentially -- particularly the upstream side.

As we called out, you know, we expect that that's going to be up, you know, low to mid-single digits. And then the interesting fact on the mid and down, Josh, is that typically we get most of the orders in the first half. We called out that order momentum in mid and down was actually particularly -- fairly good. So we expect that, you know in absolute dollars in the second half for mid and down should be expected to be lower than the first half. But then maybe offset by the better momentum in orders on the upstream side.

JOSH POKRZYWINSKI:

Okay. So the absolute dollar run rate may be –and I know it's overgeneralizing it -- but, you know, probably similar from 1Q levels the rest of the year?

VICENTE REYNAL:

I mean, scaling that up obviously. Sequentially growing.

JOSH POKRZYWINSKI:

Okay. Got it. Thanks, Vicente.

VICENTE REYNAL:

Thank you. Thank you, Josh.

OPERATOR:

Our next question comes from John Walsh of Credit Suisse. Please go ahead.

JOHN WALSH:

Hi. Good morning.

VICENTE REYNAL:

Hey. Good morning, John.

JOHN WALSH:

Hey. So apologize if somebody already asked this. Medical has a very strong performance this quarter. Just wonder if you can comment on both what's driving the top line and the better margins than we were looking for and then really the sustainability of that going forward.

VICENTE REYNAL:

Thanks for the question. I think the medical segment continues to be one that we're making a lot of organic investment. It continues to be one that we talk about also our funnel for M&A continues to be fairly healthy. In terms of the performance, you can see that the teams continue to execute really well.

It has to do in part -- if you recall, in 2018 -- our order momentum was really strong. We're seeing some tough comps because of that. Order momentum in 2018 was really strong because of a lot of the new design wins that we achieved in 2018. We're seeing shipment of that here in 2019, the first quarter.

But, again, the order momentum continues to do well. Even though orders were kind of flattish, that was on top of 11% growth from last year. And also the absolute dollar amount was fairly healthy at $70 million which allowed us to increase our backlog. So I'll say it is really great, good execution from our team on the initiatives of the liquid pumps, liquid handling as we're entering new markets with that and seeing some pretty nice design wins on that.

JOHN WALSH:

Great. And then a follow-up around working capital. It looks like you kind of continued to improve this metric here. How should we think about the cadence? Is there any, you know noise from channel or tariffs? Or is this still just kind of clean execution on driving that down as a percent of sales?

NEIL SNYDER:

I think for us it remains a strategic focus. And we'll be able to continue to drive improvement in particular on the inventory as we move through the year. You know, as we had mentioned, I think at the investor day, it's still an area of focus for us. We've been pleased with what we've done with receivables and payables, but we still see upside opportunity as we move through the year on our inventory.

JOHN WALSH:

Okay, thank you.

OPERATOR:

This concludes our question and answer session. I would like to turn the conference back over to Vicente Reynal for any closing remarks.

VICENTE REYNAL:

Thank you. And once again, thank you all of you for your level of interest in Gardner Denver. As we discussed, we have some pretty exciting momentum going as a company. I want to always reemphasize our big thank-you to all of our employees for delivering another great quarter here of performance and the continued momentum that we have in our company of creating a very unique performance-driven culture. So with that, we'll call it a close. And we'll talk to all of you soon at some point in time. Thank you.

OPERATOR:

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

Gardner Denver
Q1 2019 Earnings Presentation

April 30, 2019

Replay Information

- Dial toll-free: +1.877.344.7529
- International: +1.412.317.0088
- Conference ID: #10130797
- Log on to: http://investors.gardnerdenver.com

Gardner Denver

2

Disclaimer

Forward-Looking Statements

During the course of this presentation, we may make “forward-looking statements” within the meaning of the US federal securities laws. In fact, all statements made during this presentation other than statements of historical fact are forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “intends,” “projects” and “indicates” and variations of such words or similar expressions are intended to identify forward-looking statements. Although they reflect our current expectations, these statements are not guarantees of future performance, and actual results may differ materially from what is expressed in or indicated by these forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements, including those risks and uncertainties described under the section titled “Risk Factors” in our most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”), which risks and uncertainties may be updated from time to time in our periodic filings with the SEC (accessible on the SEC’s website at www.sec.gov). Forward-looking statements speak only as of the date the statements are made. The Company does not undertake to update any forward-looking statements as a result of future developments or new information, except as required by law.

Non-GAAP Financial Measures

Included in this presentation are certain non-GAAP financial measures designed to supplement, and not substitute, the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. The reconciliation of those measures to the most comparable GAAP measures is detailed in Gardner Denver’s press release for the first quarter of 2019, which is available at http://investors.gardnerdenver.com, together with this presentation.

Gardner Denver

3

Agenda

- Company Highlights
- Segment Highlights
- Guidance
- Q&A

Gardner Denver

4

Q1 2019 Highlights[1]

Q1 performance consistent with expectations… **reaffirming full year 2019 guidance**

- Revenue of $620M, flat, and **up 4%** excluding FX
  - Known pressure in upstream Energy mitigated by the rest of portfolio, including solid performance in mid/downstream Energy businesses
  - GDP-exposed businesses, representing ~75% of revenue, **up 12%** excluding FX[2]
- Adjusted EPS of $0.38, flat[3]
- Adjusted EBITDA of $140M, down 2% excluding FX, with margin of 22.6%
- Solid free cash flow generation of $55M, **up 9%,** allowed for **$27M of debt repayment** and net debt leverage reduction to **2.0x**[4,5]
- Continued improvement in working capital as % of sales of **430 bps**

[1] All comparisons are versus the applicable prior year period unless otherwise noted
[2] GDP-exposed businesses defined as Industrials, Medical and mid/downstream Energy businesses
[3] Adjusted EPS is defined as adjusted net income divided by adjusted diluted average shares outstanding
[4] Free Cash Flow is defined as cash flows from operations less capital expenditures
[5] Leverage defined as net debt divided by LTM Adjusted EBITDA

Gardner Denver

5

Our Strategy

- **Deploy Talent**
- **Expand Margins**
- **Accelerate Growth**
- **Allocate Capital Effectively**

Gardner Denver

6

Industrials Segment – Q1 Highlights

(Dollars in millions)

	As Reported	Prior Year	YOY Change	Ex-FX YOY Change
Revenue	**$318.1**	**$316.9**	**0.4%**	**5.6%**
Adjusted EBITDA	**$71.0**	**$66.8**	**6.3%**	**12.0%**
Adjusted EBITDA Margin	**22.3%**	**21.1%**	**120 bps**	

Highlights:

- Orders up 4% ex-FX
- Revenue up 6% ex-FX
- Strong broad based orders and revenue growth across all geographies with particular strength in niche products and end markets
- Adjusted EBITDA margin up 120 bps benefiting from growth and continued progress on operational excellence initiatives

Innovation in Action

LeROI Gas Compressor
Rotary screw and reciprocating gas compression offerings providing cost-effective and efficient solutions for field gathering or vapor recovery applications in growing end markets like biogas

Gardner Denver

7

Energy Segment – Q1 Highlights

(Dollars in millions)

	As Reported	Prior Year	YOY Change	Ex-FX YOY Change
Revenue	$233.1	$242.2	(3.8)%	(1.1)%
Adjusted EBITDA	$60.0	$68.0	(11.8)%	(10.4)%
Adjusted EBITDA Margin	25.7%	28.1%	(240) bps	

Highlights:

- Orders down 26% ex-FX
- Revenue down 1% ex-FX
  - Upstream revenue down 16% ex-FX; consumables up 17%
  - Mid/downstream up 31% ex-FX
- Adjusted EBITDA margin down 240 bps due to revenue decline in upstream and project shipments in midstream partially offset by volume growth in downstream and targeted cost actions

Innovation in Action

Electric-Powered Frac Truck

Leading frac services company using electric-powered frac fleet and Gardner Denver hydraulic fracturing pumps; fleet design and pump technology allows for two frac pumps to be paired on a truck with up to 6,000 horsepower and greater efficiency

Gardner Denver

8

Medical Segment – Q1 Highlights

(Dollars in millions)

	As Reported	Prior Year	YOY Change	Ex-FX YOY Change
Revenue	$69.1	$60.5	14.2%	19.1%
Adjusted EBITDA	$20.0	$15.9	25.8%	32.1%
Adjusted EBITDA Margin	28.9%	26.3%	260 bps	

Highlights:

- Orders down 1% ex-FX… on top of 11% growth in prior year
- Revenue up 19% ex-FX
- Strong broad-based performance across all product technologies and geographies
- Adjusted EBITDA margin up 260 bps driven by organic volume growth and operational efficiencies

Innovation in Action

High Pressure Gas Pump

High pressure gas pump recently specified for use in a leading clinical molecular diagnostic solution; pump provides more efficient flow rates in higher altitude environments

Gardner Denver

9

Reaffirming 2019 Guidance

	Revenue Growth[1]	Adjusted EBITDA	*Phasing Revenue Growth[1]*
Excluding impact of FX:			
Industrials	up MSD		
Medical	up MSD		
Mid and Downstream Energy	up MSD		
Upstream Energy	down LDD to HSD		
Corporate	--		
Total Gardner Denver (Before FX & Other Corporate Expense)	**up LSD to MSD**	**~$710M - $740M** up MSD to HSD	*H1: up LSD to MSD* *H2: up LSD to MSD*
Total Gardner Denver (Incl. FX & Corp Expense)	**up LSD**	**$680M - $710M** Flat to up MSD	*H1: flat* *H2: up LSD to MSD*

Gardner Denver

[1] All revenue outlook commentary expressed in percentages

10

Reaffirming 2019 Guidance (continued)

Capital Expenditures	**~$50M - $60M**
Tax Rate	**24% to 26%**
Year End Net Debt Leverage[1]	**1.5x to 1.7x**
Average Shares Outstanding[2]	**~208M**

[1] Excluding the impact of any potential M&A activity or share repurchases

[2] Represents the expectation of weighted average diluted shares outstanding for the balance of the year based on ending share count and share price as of 3/31/2019

Gardner Denver

11